UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 25, 2014

TIME INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36218	13-3486363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1271 Avenue of the Americas

New York, New York 10020

(Address of Principal Executive Offices) (Zip Code)

212-522-1212

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 25, 2014, Time Inc. (the “Company”) informed the second-largest wholesaler of the Company’s publications (the “Discontinued Wholesaler”) that effective immediately the Company will discontinue sales of publications to that wholesaler. The Discontinued Wholesaler distributed publications primarily through U.S. retail outlets and the Company’s sales to that wholesaler collectively represented approximately 2% of the Company’s total 2013 revenues. This action was taken after due deliberation as a result of the Discontinued Wholesaler’s failure to pay amounts due to the Company and after discussions with the wholesaler. In connection with this action, the Company has determined that approximately $7 million of receivables from the Discontinued Wholesaler on the Company’s March 31, 2014 balance sheet are uncollectible and will be charged to earnings as bad debt expense in the second quarter of 2014. In addition, the Company has determined that it will not be able to collect for, and therefore to recognize revenues in respect of, approximately $19 million of net sales made to the Discontinued Wholesaler during the second quarter of 2014.

In light of the foregoing, on May 25, 2014, the Company amended the terms of its existing agreement with the largest wholesaler of the Company’s publications to retail outlets (the “Selected Wholesaler”) to expand the retail locations serviced by such wholesaler to include the vast majority of those that had been serviced by the Discontinued Wholesaler prior to the aforementioned discontinuation. The Company expects that it will take approximately six to twelve weeks for the Selected Wholesaler to fully ramp up its distribution capabilities to cover the additional retail outlets. During this transition period, the Company estimates that its revenues will be adversely affected by approximately $4 million and that it will incur approximately $1 million of incremental transition costs. After the transition period, the Company does not expect the change in its distribution arrangements to have a material impact on future results of operations, although changes to the payment terms of the Company’s agreement with the Selected Wholesaler are expected to result in an increase in days receivables outstanding and a resultant decrease in 2014 operating cash flows of approximately $12 million. The Company’s amended agreement with the Selected Wholesaler extends through May 2019.

The Company closely monitors its retail distribution network and the impact of the continued financial pressures on U.S. magazine wholesalers resulting from the industry-wide decline in sales at newsstands and other retail outlets. The Company replaced the Discontinued Wholesaler only after careful assessment of its financial condition and future business prospects. The Company believes that the actions it has taken will improve the strength and stability of its retail distribution network. However, the Company will continue to closely monitor industry-wide trends and the implications they may have on its relationships with its wholesalers.

Caution Concerning Forward-Looking Statements

This Current Report on Form 8-K includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding the anticipated impact of the aforementioned changes in the Company’s wholesale distribution channel. These statements are based on the Company’s current expectations and beliefs, and are subject to uncertainty and changes in circumstances, including, but not limited to, unforeseen costs and impacts of the actions taken, as well as the factors found in filings by the Company with the Securities and Exchange Commission, including its Registration Statement on Form 10, including amendments thereto, and its Quarterly Report on Form 10-Q for the three months ended March 31, 2014. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter the forward-looking statements contained in this document, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME INC.

By:	/s/ Jeffrey J. Bairstow
Name:	Jeffrey J. Bairstow
Title:	Executive Vice President and Chief Financial Officer

Date: May 27, 2014